Exhibit 99.1

CONTACT:
Diana G. Purcel
Vice President & Chief Financial Officer
Famous Dave’s of America, Inc.
952-294-1300
diana.purcel@famousdaves.com

Famous Dave’s Reports Second Quarter Net Income of $0.08 Per Share

     Minneapolis, MN, July 28, 2004 - Famous Dave’s of America, Inc. (Nasdaq: DAVE) today reported net income of $996,000, or $0.08 per diluted share, on revenue of $25.4 million for the second quarter ended June 27, 2004. In the comparable 2003 period, the company reported a net loss of $1.5 million, or $0.13 per diluted share, on revenue of $25.9 million. The results for the second quarter of 2003 included pre-tax charges of approximately $3.5 million, or $0.19 per diluted share, related to impairment charges on under-performing restaurants.

     “Our second quarter results show us to be on track with our plans as net income benefited from continued sharp focus on our key priorities: operating integrity, brand development and improved financial performance,” said David Goronkin, president and chief executive officer. “We expect continued focus on these areas will deliver the sustained profitable growth required to create value for our shareholders.”

     Revenue for the 2004 second quarter benefited from a 70% increase in franchise-related fees and modest increases in average weekly net sales in company-owned restaurants. Compared with the 2003 second quarter, the company was operating five fewer company-owned restaurants as a result of the closing of two and the sale of three locations in the 2003 fourth quarter. For the 2004 second quarter, net sales for company restaurants open year-round for 18 months or more declined 2.4% compared with a 1.7% decline in the 2003 second quarter.

     For the six months ended June 27, 2004, the company reported net income of $1.5 million, or $0.12 per diluted share, on revenue of $48.1 million compared with a net loss of $2.6 million, or $0.23 per diluted share, on revenue of $48.9 million for the first six months of 2003. Results for the 2003 period include pre-tax charges of approximately $5.6 million, or $0.30 per diluted share, related to losses in the Isaac Hayes Blues Clubs, costs associated with the divestiture of those clubs and impairment charges on under-performing restaurants.

2—Famous Dave’s Reports Second Quarter Results

For the first half of 2004, net sales for company restaurants open year-round for 18 months or more decreased 2.4% compared with a decline of 2.2% for the first half of 2003.

     System-wide net sales for the first half of fiscal 2004 were approximately $113.2 million, a 30.2% increase over system-wide net sales for the first half of fiscal 2003. System-wide net sales are a non-GAAP financial measure that includes sales of all restaurants, company-owned and franchise, operating under the Famous Dave’s brand name. The company believes that system-wide sales information provides a useful indication of overall growth in the business and the penetration of Famous Dave’s brand.

     Goronkin said that, as expected, 2004 second quarter sales were down slightly from the year-ago period, but the company saw improvements in operating efficiency and strong growth in franchise-related fees. “During the quarter, we saw further improvement in guest satisfaction based on mystery shopper scores, ran a very successful sandwich promotion system-wide and completed the transition to a new adult beverage offering in company-owned restaurants,” said Goronkin.

     Four franchise locations were opened during the quarter, including three by existing franchisees and one by a new franchisee at Cedar Point amusement park and resort in Sandusky, Ohio. “We remain on track to open 20 to 25 franchised locations in 2004, with the majority scheduled to open in the fourth quarter” said Goronkin. With a new area development agreement signed during the second quarter, the company had signed development agreements for a total of 168 franchise locations at quarter end.

     Goronkin provided an update to the company’s 1,000,000 share repurchase program, indicating that to date, the company had repurchased 562,300 shares of its common stock at an average cost of $7.77. Commenting on the company’s outlook, Goronkin said he expects second half performance to benefit from the system-wide rollout of the new adult beverage program, carryout and dine-in promotions planned for the summer months and an increase of approximately 2% in pricing implemented at the beginning of the third quarter.

3—Famous Dave’s Reports Second Quarter Results

     “During the second quarter, we completed refinements to the look and feel of our menu, which will be complemented by promising limited-time offerings for the summer, including new variations on last year’s award-winning salads and unique to-go offerings,” said Goronkin. “In addition, we are expecting an overall boost in brand awareness thanks to another flight of television advertising in selected markets, as well as the high-visibility work of our Rib Team at various events and festivals nationwide. We will continue to complement these growth and brand-building initiatives with an intense focus on training our people, improving our processes and strengthening our systems in order to achieve lasting improvements in the guest experience and in our overall operating efficiency.”

The company is hosting a conference call tomorrow, Thursday, July 29, 2004 at 10:00 am CT to discuss its second quarter 2004 financial results, and invites all those interested in hearing management’s discussion of the quarter to join the conference call by dialing (800) 374-1553. A replay will be available for one week following the call by dialing (800) 642-1687; conference ID 8618402. Participants may also access a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

Famous Dave’s of America, Inc. (NASDAQ:DAVE) develops, owns, operates and franchises barbeque restaurants. As of June 27, 2004, the company owned 38 locations and franchised 57 additional units in 24 states, and had signed development agreements for an additional 168 franchise locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts.

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 27,	June 29,	June 27,	June 29,
	2004	2003	2004	2003
Revenue:
Restaurant sales, net	$23,033	$24,523	$43,606	$46,416
Franchise royalty revenue	1,755	1,085	3,339	1,918
Franchise fee revenue	530	260	968	499
Licensing and other revenue	86	73	138	115

Total revenue	25,404	25,941	48,051	48,948

Costs and expenses:
Food and beverage costs	7,303	7,326	13,710	13,888
Labor and benefits	6,479	7,099	12,815	13,764
Operating expenses	5,830	5,892	10,834	11,258
Total depreciation and amortization	1,096	1,247	2,214	2,489
Asset impairment and restructuring charges	—	3,474	—	3,474
Pre-opening expenses	—	284	—	506
General and administrative	2,584	2,124	5,082	4,298

Total costs and expenses	23,292	27,446	44,655	49,677

Income from operations	2,112	(1,505)	3,396	(729)

Other income (expense):
Interest expense, net	(389)	(413)	(795)	(743)
Other expense, net	(97)	(546)	(108)	(633)
Equity in loss of unconsolidated affiliate	—	—	—	(2,155)

Total other expense	(486)	(959)	(903)	(3,531)

Income (loss) before income taxes	1,626	(2,464)	2,493	(4,260)
Income tax (expense) benefit	(630)	961	(970)	1,662

Net income (loss)	$996	$(1,503)	$1,523	$(2,598)

Basic and diluted net income (loss) per common share	$0.08	$(0.13)	$0.12	$(0.23)

Weighted average common shares outstanding — basic	12,234,140	11,448,381	12,256,676	11,419,918

Weighted average common shares outstanding — diluted	12,581,831	11,448,381	12,597,643	11,419,918

RESTAURANT OPERATING RESULTS AS A % OF NET RESTAURANT SALES
(Unaudited)

	Three Months Ended		Six Months Ended
	June 27,	June 29,	June 27,	June 29,
	2004	2003	2004	2003
Food and Beverage Costs	31.7%	29.9%	31.4%	29.9%
Labor and Benefits	28.1%	28.9%	29.3%	29.7%
Operating Expenses	25.3%	24.0%	24.6%	24.2%
Depreciation & Amortization	4.4%	4.8%	4.7%	5.1%

Total Costs and Expenses	89.5%	87.6%	90.0%	88.9%
Income from Restaurant Operations	10.5%	12.4%	10.0%	11.1%

SUPPLEMENTAL SALES INFORMATION

(Unaudited)

	Three Months Ended		Six Months Ended
	June 27,	June 29,	June 27,	June 29,
	2004	2003	2004	2003
Weighted average weekly net sales, company-owned	46,437	45,625	44,041	43,624
Weighted average weekly net sales, franchise-operated	53,391	48,848	51,550	45,755
System-wide net sales	59,674,266	47,477,024	113,158,422	86,908,929
Comparable net sales, company-owned	(2.4%)	(1.7%)	(2.4%)	(2.2%)
Comparable net sales, franchise-operated	(2.8%)	(9.1%)	(2.7%)	(8.6%)
Total number of units, company-owned	38	43	38	43
Total number of units, franchise-operated	57	40	57	40

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 27, 2004 AND DECEMBER 28, 2003

(in thousands)

	June 27,	December 28,
	2004	2003
ASSETS	(Unaudited)
Current assets	15,556	16,350
Property, equipment and leasehold improvements, net	45,538	47,147
Other assets	10,200	10,270
Total assets	71,294	73,767
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	7,185	7,309
Long-term obligations	19,579	19,586
Shareholders’ equity	44,530	46,872
Total liabilities and shareholders’ equity	71,294	73,767